THOROUGHBRED RETIREMENT INVESTMENT PLAN

                               OF

                  NORFOLK SOUTHERN CORPORATION

                               AND

               PARTICIPATING SUBSIDIARY COMPANIES

                     Effective April 1, 1995

                              INDEX


Page

Article I        -  Background and Purpose                     1

Article II       -  Definitions                                1

Article III      -  Membership                                 5

Article IV       -  Basic and After-Tax Contributions          6

Article V        -  Matching Contributions                     7

Article VI       -  Rollover Contributions                     7

Article VII      -  Limitation on Contributions and            8
                    Benefits

Article VIII     -  Investment of Contributions and            9
                    Income

Article IX       -  Distributions and Withdrawals             11

Article X        -  Member Rights                             14

Article XI       -  Administration                            15

Article XII      -  Participation by Subsidiary Companies     18

Article XIII     -  Modification or Termination of Plan       19

Article XIV      -  Non-Alienation of Benefits                19

Article XV       -  Miscellaneous                             19

Article XVI      -  Top Heavy Provisions                      21

Article XVII     -  Transfers To Other Plans of               22
                    the Corporation

             THOROUGHBRED RETIREMENT INVESTMENT PLAN

                               OF

                  NORFOLK SOUTHERN CORPORATION

                              AND

               PARTICIPATING SUBSIDIARY COMPANIES


ARTICLE I.  BACKGROUND AND PURPOSE

          Norfolk Southern Corporation adopted the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan ("Plan"), effective April 1, 1995, for eligible employees of the Corporation and its subsidiary and affiliated companies to encourage retirement savings by participating employees.


ARTICLE II.  DEFINITIONS

          For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context:

After-Tax       Amounts contributed by a Member in accordance
Contributions   with Paragraph 4 of Article IV.

After-Tax       The account established with respect to the
Contributions   After-Tax Contributions of each Member in
Account         accordance with Paragraph 5 of Article IV.

Agreement       An Employee of the Corporation or a Participating
Employee        Subsidiary in a position for which the rate of
                pay is governed by the provisions of a collective bargaining agreement (but excluding an employee excepted under Section 4 of Supplemental
                Agreement "A" between Norfolk and Western Railway
                Company and the Brotherhood of Railway, Airline and Steamship Clerks, Freight Handlers, Express and Station Employees).

Balanced        An investment fund selected by the Managers,
Fund            which is managed by an investment manager (within
                the meaning of Section 3(38) of ERISA) and which seeks both income and capital appreciation by investing in a combination of both stocks and bonds.

Basic           Amounts contributed by the Corporation or a
Contributions   Participating Subsidiary on behalf of a Member in
                accordance with Paragraph 1 of Article IV which are deductible under Code Section 404.

Basic           The account established with respect to the
Contributions   Basic Contributions on behalf of each Member in
Account         accordance with Paragraph 5 of Article IV.

Beneficiary     The Member's surviving spouse on the date of the
                Member's death. If the Member has no surviving spouse or if the Member's surviving spouse has consented in writing to a designation of beneficiary, which consent has been acknowledged by a notary public, then the surviving person or persons designated in writing by the Member to receive the balance in any account held by the Plan for such Member at the time of his death, or in the absence of a valid designation, the estate of the Member.

Board of        The Board of Directors of the Corporation.
Directors

Bond Fund       An investment fund selected by the Managers,
                which is managed by an investment manager (within the meaning of Section 3(38) of ERISA) and which invests principally in marketable corporate debt securities, United Stated Government securities, mortgage-related securities, and cash.

Code            The Internal Revenue Code of 1986, as amended.

Compensation    The salary payable during an established pay
                period in the form of cash (including overtime, vacation, sick leave, arbitraries and allowances paid under the terms of a collective bargaining agreement, and any payments made pursuant to a protective agreement or condition) of a Member before any reduction for contributions made to the Plan in accordance with Paragraph 1 of
                Article IV.  No other fringe benefits are
                includable.  Annual compensation in excess of One
                Hundred Fifty Thousand Dollars ($150,000), as indexed under Code Section 415(d), shall not be included within this definition. Payments for separation, from a productivity fund, for buy-out of a productivity fund, lump sum payments for a cost-of-living adjustment, or back payments made as a retroactive adjustment to wages shall not be included within this definition.

Corporation     Norfolk Southern Corporation.

Disability      A disability that enables the Member to be
                eligible for and receive a disability annuity under the Railroad Retirement Act or the Social
                Security Act or to be eligible for and receive a benefit under the Long-Term Disability Plan of Norfolk Southern Corporation and Participating
                Subsidiary Companies.

Employee        An individual employed by and receiving
Participating   Compensation from the Corporation, a
                Subsidiary or other subsidiary or affiliated company for work performed in the United States of America.

Equity Growth   An investment fund selected by the Managers,
Fund            which is managed by an investment manager (within
                the meaning of Section 3(38) of the Employee
                Retirement Income Security Act of 1974, as amended), and which seeks capital appreciation by investing principally in common stock and bonds or securities convertible into common stock.
                Current income is a secondary objective.

Equity Growth   An investment fund selected by the Managers,
and Income      which is managed by an investment manager (within
Fund            the meaning of Section 3(38) of ERISA) and which
                seeks both capital growth and current income through investment in a diversified portfolio consisting primarily of common stocks and securities convertible into common stocks.

ERISA Employee Retirement Income Security Act of 1974, as amended.

Managers Individuals appointed by the Board of Directors who shall be responsible for the administration of the Plan in accordance with the provisions of
                Article XI.

Matching        Amounts contributed by the Corporation or a
Contributions   Participating Subsidiary in accordance with
                Paragraph 1 of Article V which are deductible under Code Section 404.

Matching        The account established with respect to the
Contributions   Matching Contributions on behalf of each Member
Account         in accordance with Paragraph 2 of Article V.

Maximum         The maximum percentage of compensation within
Deferral        the meaning of Code Section 414(s) that may be
Percentage      contributed on behalf of a Member during any Plan
                Year in accordance with the limitations imposed by Code Section 401(k)(3).

Member Any Agreement Employee who participates in the Plan in accordance with Article IV.

Normal Retire-  Age 62
ment Age

Participating   Each subsidiary or affiliated company of the
Subsidiary      Corporation which adopts the Plan and is approved
                for participation in the Plan in accordance with the provisions of Article XII.

Plan            The board of Managers who shall have the
Administrator   authority to administer the Plan pursuant to
                Article XI.

Plan Year       Any calendar year during which the Plan is in
                effect.

Retirement      Resignation from the Corporation or a
                Participating Subsidiary and eligibility for a retirement annuity under the Railroad Retirement
                Act or the Social Security Act or retirement from the Corporation or a Participating Subsidiary under the Retirement Plan of Norfolk Southern
                Corporation and Participating Subsidiary
                Companies.

Rollover        Amounts contributed in cash to the Trust Fund by
Contributions   a Member in accordance with Article VI
                representing both the employee contributions and employer contributions to a qualified plan of a previous employer, and earnings thereon, which are eligible "rollover distributions" as defined in Code Section 402(c)(4). Such Rollover
                Contributions are not entitled to a Matching
                Contribution.

Rollover        The account established with respect to the
Contributions   Rollover Contributions attributable to an
Account         employee's pre-tax contributions (and earnings
                thereon), employer contributions (and earnings thereon), and any earnings on after-tax employee contributions to a qualified defined contribution, defined benefit or profit-sharing plan of a previous employer.

Separation      Separation from the Corporation or a
From Service    Participating Subsidiary and termination or
                relinquishment of all seniority rights under any applicable collective bargaining agreement.

Stable Value    An investment fund selected by the Managers,
Fund            which is managed by an investment manager (within
                the meaning of Section 3(38) of ERISA) and which invests principally in investment contracts with insurance companies, banks, or other financial institutions.

Trust Fund      The fund established pursuant to the Norfolk
                Southern Corporation Thoroughbred Retirement
                Investment Plan Trust Agreement to receive and invest the amounts deferred, transferred, or contributed on behalf of Members under the Plan and from which distributions are made.

Trustee A corporation or individual(s) appointed by the Managers pursuant to the trust agreement to hold the Trust Fund.


ARTICLE III.  MEMBERSHIP

          1. Every Agreement Employee of the Corporation or any Participating Subsidiary shall be eligible to become a Member of the Plan on the first day of the calendar month coinciding with or next following the expiration of twelve (12) months of continuous service (including any periods of inactivity not resulting in Separation From Service) following the date on which he or she first performs service as an Employee for the Corporation or an affiliated employer within the meaning of Code
Section 414, and shall become a Member of the Plan by completing an application form supplied by the Managers.

          2. Membership in the Plan shall continue until the Retirement, Disability or Separation From Service (not including periods of inactivity resulting from furlough) of the Member and shall continue thereafter until all benefits to which the Member is entitled under the Plan have been distributed. A Member who dies shall cease to be a Member on the date of the Member's death.

          3. A Member who ceases to be an Agreement Employee as a result of transfer to a nonagreement position or an authorized leave of absence shall continue to be a Member of the Plan, except that all contributions to the Plan under Article IV shall cease unless and until the Member again commences service as an Agreement Employee, at which time such contributions may be resumed.

          4. A Member whose employment is transferred among the Corporation and the Participating Subsidiaries shall continue to be a Member of the Plan.


ARTICLE IV.  BASIC AND AFTER-TAX CONTRIBUTIONS

          1. Subject to the limitation imposed by Article VI, each Member may elect that the Corporation or Participating Subsidiary employing such Member shall contribute each pay period to the Plan a pre-tax amount designated by the Member equal to not less than one percent (1%) nor more than ten percent (10%) of the Member's Compensation; provided, however, that such contributions must be in whole percentages. The amount of the contribution under this Paragraph 1 of Article IV for any month shall be rounded to the nearest whole dollar and shall be known as the "Basic Contribution." The Member's Compensation each pay period shall be reduced by the amount of the Basic Contribution made on behalf of the Member.

          2. A Member may request at any time to change the percentage of the Basic Contributions made on the Member's behalf. Any such request for change shall be effective as soon as practicable after the signed authorization is received by the Managers.

          3. A Member may request at any time to suspend any Basic Contributions made on the Member's behalf. Any such request for suspension shall be effective as soon as practicable after the signed authorization is received by the Managers. A Member who has suspended Basic Contributions may cause such contributions to be resumed as soon as practicable after a signed authorization is received by the Managers.

          4. A Member may elect to contribute each pay period to the Plan, by payroll deduction, an after-tax amount designated by the Member equal to not less than one percent (1%) nor more than five percent (5%) of the Member's Compensation; provided, however, that such contribution must be in one percent (1%) increments. The amount of the contribution under this Paragraph 4 of Article IV for any pay period will be rounded to the nearest whole dollar and is known as the "After-Tax Contribution."


               A Member may request at any time to change the percentage of the After-Tax Contributions made on the Member's behalf. Any such request for change shall be effective as soon as practicable after the signed authorization is received by the Managers.

               A Member may request at any time to suspend any After-Tax Contributions made on the Member's behalf. Any such request for suspension shall be effective as soon as practicable after the signed authorization is received by the Managers. A Member who has suspended After-Tax Contributions may cause such contributions to be resumed as soon as practicable after a signed authorization is received by the Managers.

          5. Separate accounts shall be established and maintained with respect to the Basic Contributions made on behalf of each Member and any After-Tax Contributions made by the Member.


ARTICLE V.  MATCHING CONTRIBUTIONS

          1. The Corporation and each Participating Subsidiary shall contribute currently to the Plan an amount equal to thirty percent (30%) of the Basic Contribution made on behalf of each Member but not to exceed the lesser of forty-five dollars ($45) per month ($22.50 per established pay period if the Member's pay period is semimonthly, $20.77 per established pay period if the Member's pay period is biweekly, or $10.39 per established pay period if the Member's pay period is weekly, but in no event exceeding $540.00 in a calendar year) or one and eight-tenths percent (1.8%) of the Member's Compensation. The contribution made under this Paragraph 1 of Article V shall be known as the "Matching Contribution."

          2. Separate accounts are established and maintained with respect to Matching Contributions made on behalf of each Member.

          3. If a Participating Subsidiary is a member of an affiliated group including the Corporation (within the meaning of Code Section 1504) and does not have current or accumulated earnings and profits sufficient to fund the entire contribution otherwise required of the Participating Subsidiary under the Plan, the Corporation (or another Participating Subsidiary) shall contribute, out of its current or accumulated earnings and profits, for the benefit of the Members who are employed by the Participating Subsidiary an amount equal to the portion of the contribution that the Participating Subsidiary was prevented from making by reason of the insufficiency of its current or accumulated earnings and profits.


ARTICLE VI.   ROLLOVER CONTRIBUTIONS

          A Member may transfer to the Member's Rollover Contributions Account, as a direct rollover from a previous employer's qualified plan, cash representing (i) employee pre-tax contributions (including earnings thereon), (ii) employer contributions (including earnings thereon) and (iii) earnings on after-tax employee contributions. Such transfers must be made directly from the trustee of the previous employer's qualified plan. Rollover Contributions that satisfy Code Section 408(d)(3)(A)(ii) are allowed to be made to the Plan from an Individual Retirement Account. Such rollover amounts will be allocated among and invested in the investment options, in the same proportions, as previously elected by the Member for Basic and After-Tax Contributions, and such allocations will be adjusted automatically to reflect any changes made by the Member for the investment of Basic and After-Tax Contributions. A Member may not make separate investment elections for his or her Rollover Contributions Account unless such Member does not have a Basic and/or After-Tax Contributions Account.


ARTICLE VII.  LIMITATION ON CONTRIBUTIONS AND BENEFITS

          1. Basic Contributions may not exceed the maximum amount allowable under the Code. To the extent that the Member's Basic Contributions exceed the maximum amount allowable under the Code, the excess (including earnings thereon calculated up to the end of the Plan Year) shall be returned to the Member by April 15th of the year following the year of the excess Basic Contribution. In addition, this limitation applies to the total of all pre-tax deferrals to all Code Section 401(k) plans of the Corporation and all affiliated employers within the meaning of Code Section 414 to which the Member has made a pre-tax deferral within a given year. Should a Member's excess contribution derive from pre-tax deferrals to more than one Code Section 401(k) plan, the excess contributions shall be refunded on a pro rata basis, to the extent permitted under the respective plans, based on the amount of the contributions made to such plans.

          2. The rate of Basic Contributions made on behalf of any Member may not exceed the Maximum Deferral Percentage. In the event that the Managers determine that the rate of Basic Contributions on behalf of any highly compensated (as defined in the Code) Member otherwise would exceed the Maximum Deferral Percentage for the Plan Year, the Basic Contributions on behalf of such Member shall be reduced during the Plan Year, or the amount of such reduction (including earnings thereon calculated up to the end of the Plan Year) shall be returned to the Member by March 15 of the year following the year of the Basic Contributions. If Matching Contributions have been made to the Plan with respect to Basic Contributions that are refunded, such Matching Contributions, including earnings thereon, shall be forfeited to the Plan. If a reduction or refund in the Basic Contributions on behalf of a Member is required in order to meet the Maximum Deferral Percentage limitation, the reduction or refund shall be made in increments of one-hundredth of one percent (0.01%) of Compensation commencing with the highest percentage of Compensation contributed on behalf of Members described in Code Section 401(k)(5), until the Maximum Deferral Percentage limitation is satisfied.

          3. Notwithstanding any provision in the Plan to the contrary, the annual addition to a Member's accounts may not exceed the limitations provided in Code Section 415, determined on a calendar year basis (prorated for any Plan Year which is less than a full calendar year), incorporated herein by reference.


ARTICLE VIII.  INVESTMENT OF CONTRIBUTIONS AND INCOME

          1. Upon becoming a Member, each Member shall elect to have any Basic Contributions, any After-Tax Contributions, and any Rollover Contributions invested by the Managers in multiples of ten percent (10%) of such aggregate contributions ("Contributions") in one or more of the following investment options:

               Option A.  A Stable Value Fund.
               Option B.  A Bond Fund.
               Option C.  A Balanced Fund.
               Option D.  An Equity Growth and Income Fund.
               Option E.  An Equity Growth Fund.
               Option F.  Corporation common stock.

               This investment election will apply to the Member's Basic, After-Tax, and Rollover Contributions Accounts.
A Member may not make separate investment elections for each account.

               The selection of investment options is the sole responsibility of each Member. No employee or representative of the Corporation, a Participating Subsidiary, the Managers or the Trustee is authorized to make any recommendation with respect to the selection of investment options.

               The Managers shall, from time to time, select and engage an Equity Growth Fund, an Equity Growth and Income Fund, a Balanced Fund, a Bond Fund and a Stable Value Fund. The Managers may, at any time, discharge any Equity Growth Fund, Equity Growth and Income Fund, Balanced Fund, Bond Fund or Stable Value Fund and select and engage a successor. The Trustee may, in its discretion, hold all or any part of the assets allocated to one or more of the investment options in cash or cash equivalents.

          2. A Member may request to change the allocation of Contributions among investment options in multiples of ten percent (10%). Any such change will be effective at the end of the day for elections made prior to 2:00 p.m. Eastern Time on a business day (a day on which the New York Stock Exchange is open for business), or at the end of the following business day for elections made after 2:00 p.m. ET or on a non-business day. If a Member does not provide for the allocation of Contributions, the Member will be deemed to have allocated Contributions to the Stable Value Fund.

          3. A Member may elect to shift in increments of ten percent (10%) the existing balances of the Member's Basic Contributions Account, After-Tax Contributions Account, and Rollover Contributions Account invested in any option to another option. The shift of account balances will be effective at the end of the day for elections made prior to 2:00 p.m. Eastern Time on a business day (a day on which the New York Stock Exchange is open for business), or at the end of the following business day for elections made after 2:00 p.m. ET or on a non-business day, except for any portion of the balance of a Member's account invested in Option F which is subject to a holding period in accordance with Paragraph 6 of this Article VIII.

               If a Member elects to shift all or a portion of the balances of the Member's Basic Contributions Account, After-Tax Contributions Account, and Rollover Contributions Account invested in Options A, B, C, D, or E under Paragraph 1 of this Article VIII, such change in investment options shall be made by the Trustee by allocating participation units from one Member's account to another Member's account or by selling such units back to the appropriate Fund, the value of any such participation units to be their market value on the day the Member's election to shift is effective.

               If a Member elects to shift all or a portion of the balances of the Member's Basic Contributions Accounts, After-Tax Contributions Account, and Rollover Contributions Account invested in Option F under Paragraph 1 of this Article VIII, such change in investment options shall be made by the Trustee either by selling the affected shares on the open market or by allocating the Member's affected shares of Corporation common stock to other Member accounts. The value of shares allocated to other Member accounts shall be the closing price of such shares on the New York Stock Exchange on the day the Member's election to shift is effective. Sales of affected shares of common stock on the open market may be made without registration or government approval under federal or state law pursuant to an exemption or exemptions from any such laws which is or are, in the opinion of counsel for the Trustee, applicable to such sales, the value of any such shares to be determined on the basis of the sale price of the affected shares less commissions and fees.

          4. All Matching Contributions shall be invested in Corporation common stock.

          5. Except as provided in Paragraph 3 of this Article VIII or Paragraph 1 of Article X, the Trustee shall purchase in the open market shares of Corporation common stock with all Matching Contributions made in cash and with all Basic Contributions, After-Tax Contributions and Rollover Contributions that the Member elects to have invested in Option F under Paragraph 1 of this Article VIII. Such purchases shall be made by the Trustee in its discretion provided that the Trustee shall not purchase such common stock in advance except to meet purchase requirements for contributions becoming available during the current day. Shares of Corporation common stock purchased by the Trustee shall be credited proportionately to the individual Member accounts. A cost shall be assigned to each share purchased based upon the total amount paid by the Trustee, including commissions and fees, for all the stock purchased on the effective date of the transaction.

          6. Any shares of Option F which are purchased on the Member's behalf under the terms of this Article VIII shall be subject to a holding period of five business days measured from the effective date of the transaction (date of purchase), during which time the shares may not be sold. If a Member requests to shift the balance of his or her account under Paragraph 3 of this
Article VIII or requests a distribution and/or withdrawal under
Article IX, such request may not be effected for shares of Option F subject to the holding period until the holding period has ended.

          7. The income received and distributed in cash to the Plan, in the form of dividends or otherwise, from investments held in the Member's Basic Contributions Account, After-Tax Contributions Account and Rollover Contributions Account shall be retained in the respective account and reinvested in the same investment option(s) and in the same proportions as current contributions to those accounts. If a Member does not provide for the allocation of current contributions, the Member will be deemed to have allocated such income to the Stable Value Fund. Dividend income on shares of Corporation common stock allocated to the Member's Matching Contributions Account shall be retained in the respective account and reinvested in Corporation common stock.


ARTICLE IX.  DISTRIBUTIONS AND WITHDRAWALS

          1. Except as provided in Paragraphs 3, 4, 5, 6, and 7 of this Article IX, the account balances of a Member shall be held by the Trustee until the Member's Retirement, Disability, Separation From Service or death. If the Member's Retirement, Disability, or Separation From Service occurs prior to Normal Retirement Age and the value of the Member's interest in the Plan is greater than three thousand five hundred dollars ($3,500), no distribution of account balances will be made to the Member prior to the earlier of Normal Retirement Age or death without the Member's consent. Any distribution under this provision shall be made in a manner which is consistent with and satisfies all consent requirements of Code Section 411(a)(11). Except as provided herein, if a Member so elects, any distribution made under this Article will be transferred directly either to one Individual Retirement Account or one qualified plan as designated by such Member on the form provided for such purpose. Notwithstanding the above, no direct transfer will be made of any distribution of less than two hundred dollars ($200) in cash or stock (except to the extent such distribution when combined with all other distributions previously made during the calendar year to such Member exceeds two hundred dollars ($200)). Furthermore, no direct transfer will be made of any after-tax employee contributions. If the value of the Member's interest in the Plan at Retirement prior to Normal Retirement Age, Disability or Separation From Service for any reason, does not exceed three thousand five hundred dollars ($3,500), then the account balances of a Member shall be distributed as the Member directs as soon as practicable. If not previously distributed, upon attaining Normal Retirement Age after Separation From Service, the account balances of a Member shall be distributed to the Member or to an Individual Retirement Account or another qualified plan as designated by the Member, or upon death of a Member to the Member's Beneficiary or to an Individual Retirement Plan as directed by the Beneficiary as soon as practicable following death. If an allocation or contribution is made to a Member's account following distribution of a Member's account balances upon attainment of Normal Retirement Age after Separation From Service or upon Death, the amount so allocated or contributed shall be distributed as soon as practicable following such allocation or contribution.

          2. Any Corporation common stock held by the Trustee for the account of a Member that is to be distributed shall be delivered or transferred to the Member (or as the Member directs pursuant to paragraph 1 of this Article IX) or to the Member's Beneficiary, either as shares of Corporation common stock or as cash, as the Member requests, except that the Trustee shall not be required to deliver or transfer any fractional share of such common stock to the Member or his Beneficiary, and in lieu thereof shall distribute the cash value of any such fractional share. The account balances held by the Trustee other than in Corporation common stock shall be distributed in cash. Any transfer taxes payable by the Trustee under this Plan shall be paid by the Corporation or the Participating Subsidiary that employed the Member.

          3. A Member may withdraw all or a portion of the balance of the Member's After-Tax Contributions Account, but such withdrawal may not be requested more frequently than once during each three-month period measured from the beginning of the Plan Year. The amount of the withdrawal may not be less than five hundred dollars ($500). A request for a withdrawal from the Member's After-Tax Contributions Account will be effective as soon as practicable after the signed authorization is received by the Managers. Any withdrawal shall be made pro rata from the investment options in which the balance of the After-Tax Contributions Account is invested.

          4. A Member may make a written request to the Managers on the basis of the Member's hardship for a withdrawal of a portion of the Member's Basic Contributions Account attributable to the Member's Basic Contributions (excluding the income thereon) and/or of a portion of the Member's Rollover Contributions Account. If the request does not specify an account for withdrawal or if the request exceeds the amount which may be withdrawn from either account, then the undesignated request or the deficient amount, if any, will be withdrawn first from the Member's Basic Contributions Account and, if the necessary amount exceeds the amount which may be withdrawn from the Member's Basic Contributions Account, secondly from the Member's Rollover Contributions Account. A service charge as determined by the Managers or their designee shall apply to each request for a withdrawal on the basis of the Member's hardship, and the service charge must accompany the written request. After receiving such a request, the Managers may make a distribution from the Member's Basic Contributions Account and/or from the Member's Rollover Contributions Account if they determine in their sole discretion, and on a uniform and nondiscriminatory basis, that the withdrawal is reasonably necessary to alleviate the hardship and is for: (i) expenses for medical care described in Code Section 213(d) previously incurred by the Member, the Member's spouse, or any dependents of the Member as defined in Code Section 152 or necessary for these persons to obtain medical care described in Code Section 213(d), (ii) costs directly related to the purchase of the principal residence for the Member (excluding mortgage payment), (iii) payment of tuition, related educational fees, and room and board expenses for the next twelve
(12) months of post-secondary education for the Member, or the Member's spouse, children, or dependents as defined in Code
Section 152, (iv) payments necessary to prevent the eviction of the Member from the Member's principal residence or foreclosure on the mortgage of that residence, or (v) any other immediate and heavy financial need as may hereafter be deemed by the Internal Revenue Service to be a basis for hardship withdrawal. A withdrawal will be "reasonably necessary to alleviate the hardship" only if (i) the distribution does not exceed the amount of the immediate and heavy financial need, including the amount necessary to pay income taxes and penalties resulting from the distribution, (ii) the Member has obtained all nonhardship distributions and nontaxable loans currently available under all of the Corporation's Plans, (iii) the Member's Basic Contributions and all other elective contributions of the Member in all other plans are suspended for twelve (12) months after receipt of the hardship withdrawal funds, and (iv) for the Member's taxable year following the year of the hardship withdrawal, the Member's Basic Contributions do not exceed the excess of the applicable limit under Code Section 402(g) for such taxable year over the amount of the Member's Basic Contributions for the year of the hardship withdrawal.

               Any hardship withdrawal authorized by the Managers shall be made pro rata from the investment options in which the balance of the Basic Contributions Account and/or Rollover
Contributions Account is invested and shall be made in cash as soon as practical.

          5. With the consent of the alternate payee, the Trustee shall make an immediate distribution from the Member's Basic Contributions Account, Matching Contributions Account, After-Tax Contributions Account, and/or Rollover Contributions Account upon receipt of a qualified domestic relations order, as that term is defined in Code Section 414(p), unless the order specifically prohibits such immediate distribution. The Managers shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders.

          6. Any distribution under the Plan shall commence not later than April 1 of the calendar year following the calendar year in which the Member attains age 70 1/2, and shall be in an amount equal to the account balance of the Member. Any amounts credited to the Member's account after such distribution will be distributed on an annual basis.


ARTICLE X.  MEMBER RIGHTS

          1. At all times a Member shall have a fully vested interest in all account balances including his Basic Contributions Account, After-Tax Contributions Account, Matching Contributions Account, and Rollover Contributions Account. The Board of Managers will establish and monitor procedures to insure the confidentiality of information relating to the purchase, holding and sale of Corporation common stock, and the exercise of voting, tender and similar rights relating to Corporation common stock, held in Member Accounts. The Board of Managers shall appoint an independent fiduciary to be responsible for safeguarding such confidentiality whenever in the judgment of the Board of Managers there is a potential for undue influence by the Corporation with regard to the exercise of stockholder rights.

          2. Upon and in accordance with written instructions from a Member, the Trustee shall give proxies for or vote at each Corporation stockholders' meeting full shares of Corporation common stock then held in any account of the Member. The Trustee shall not vote any shares for which written instructions are not received. The Corporation has established policies to safeguard the confidentiality of proxies and ballots. An independent party will be retained to assist in soliciting proxies and to tabulate all proxies and ballots and is contractually bound to maintain the confidentiality of the voting process.

          3. In the event of a tender offer (to which Section 14(d) of the Securities Exchange Act of 1934 applies) for shares of Corporation common stock, the Trustee shall cause the offer to be communicated to each Member and shall provide each Member, by first class mail, with any tender offer materials, statements or information received by the Trustee as a stockholder of record. The Trustee shall provide each Member with the means to instruct the Trustee to tender or not to tender the shares of Corporation common stock held by the Trustee for the accounts of that Member and to reinvest the proceeds from any shares that are tendered, or as to whether any other actions solicited by such materials, statements, or information should be taken with respect to such shares. The Trustee shall act with due diligence and reasonable dispatch in communicating the offer, providing each Member with any tender offer materials, statements and information, and tendering the shares held in the Member's accounts or taking such other solicited action if so instructed by the Member. Any shares of Corporation common stock held by the Trustee with respect to which they receive no instructions from the Member to whose accounts such shares are credited shall not be tendered, and no other solicited action shall be taken by the Trustee with respect to such shares.

          4. Any claim for benefits under the Plan must be filed in writing with the board of Managers or its designee. The Managers shall make all determinations as to the right of any person to a benefit. If a claim is denied in whole or in part, a Member will receive a written explanation of the reason for the denial within ninety (90) days, unless special circumstances require an extension of time for processing the claim. If an extension of time for processing is required, a Member will be provided with written notice of the extension and the date by which the Managers expect to render a decision. The extension will not exceed ninety (90) days from the end of the initial period. A notice of denial of a claim will include the reason for denial, reference to Plan provisions on which the denial is based, a description of additional material necessary to perfect the claim and information as to the steps to be taken if a Member wishes to submit a claim for review. Within sixty (60) days of receipt of written notice of denial of a Member's claim, the Member may request in writing a review of such denial by the Managers. The Member or a representative may review pertinent documents and submit issues and comments in writing to the Managers. The Managers will render a decision within sixty (60) days of receipt of written request for review.


ARTICLE XI.  ADMINISTRATION

          1. The Plan shall be administered by a board of not less than three nor more than five Managers, each of whom shall be appointed by the Board of Directors and shall serve until he or she resigns or is removed by the Board of Directors. The Managers shall hold meetings upon such notice, at such place or places, and at such intervals as required to carry out their functions. A majority of the Managers then in office shall constitute a quorum for all purposes of the Plan. All resolutions or other actions taken by the Managers shall be by vote of a majority of those present at a meeting of the Managers, or without a meeting by an instrument in writing signed by all of the Managers at such time in office. The Managers shall be the Plan's named fiduciary.

          2. The Managers shall elect a Chairman and may appoint a Secretary, who may, but need not, be one of the Managers. The Managers may appoint, employ or engage and discharge record- keepers, accountants, attorneys, custodians, nominees, or such other person or persons, who, in the sole judgment of the Managers, are needed to provide services for the effective administration of the Plan.

          3. The Managers shall adopt, amend and rescind such rules and regulations as they deem expedient for the administration of the Plan; prescribe procedures and records required for the administration of the Plan; and make all other determinations and take all other action necessary for the orderly and efficient administration of the Plan. In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Managers shall have the following specific powers and duties:

               (a) To administer and interpret the Plan in their discretion and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions; provided, that all such interpretations and decisions shall be applied in a uniform and nondiscriminatory manner to all persons similarly situated;


               (b) To determine benefits that shall be payable to any Member, Beneficiary or other person in accordance with the provisions of the Plan;


               (c) To appoint a Trustee, execute any necessary trust documents and authorize disbursements from the Trust Fund;

               (d) To appoint other persons to carry out such responsibilities under the Plan as they may determine, including the appointment of independent agents to maintain the books and records of the Plan and to administer the daily operations of the Plan;

               (e)  To employ one or more persons to render
                    advice with respect to any of their
                    responsibilities under the Plan;

               (f) To allocate their responsibilities for the administration of the Plan (other than trustee responsibilities) among the Managers, and to delegate to others their responsibilities under the Plan (other than trustee responsibilities), all in accordance with Section 405(c) of ERISA;

               (g)  To authorize an individual Manager or
                    Managers to execute powers of assignment and/or other instruments on behalf of the Managers;

               (h)  To appoint one or more investment managers
                    (within the meaning of Section 3(38) of
                    ERISA) to manage some or all of the assets of the Plan;

               (i) To vote, if they choose to do so, shares of an Equity Growth and Income Fund, Equity Growth Fund, Balanced Fund, Bond Fund and Stable Value Fund held in the Trust Fund; and

               (j) To amend the terms of Plan as they may be directed by the Board of Directors of the Corporation.

          4. Title to stock of the Corporation, investment accounts, or securities purchased for the account of a Member by the Trustee pursuant to the provisions of the Plan and the trust agreement may be held in the name of the "Trustee of Norfolk Southern Corporation Thoroughbred Retirement Investment Plan," or at the discretion of the Trustee and upon advice of counsel may be taken in the name of a nominee. The Trustee is authorized to purchase, sell or transfer shares of common stock of the Corporation in such manner and at such times as may be necessary, and to purchase and sell shares or units in investment funds in such amounts and at such times as may be necessary in order to carry out the purposes of the Plan and the trust agreement.

          5. All administration costs arising under the Plan (not including administration costs of the Equity Growth and Income Fund, Equity Growth Fund, Balanced Fund, Bond Fund or Stable Value Fund themselves, which are charged against the value of investments in those funds, and service charges required for withdrawals under paragraph 4 of Article VIII) shall be borne by the Corporation and the Participating Subsidiaries.

          6. No Managers may act or vote on or otherwise influence a decision of the Managers specifically relating to the Manager's own participation in the Plan.

          7. A Manager and any other person or group of persons may serve in more than one fiduciary capacity with respect to the Plan in accordance with Section 402(c)(1) of ERISA.

          8. Whenever in the administration of the Plan any action by the Corporation or the Managers is required, such action shall be uniform in nature as applied to all persons similarly situated. All determinations of the Managers or the Board of Directors with respect to any matters hereunder shall be final, conclusive and binding on all persons.

          9. The Managers shall enter into a trust agreement with the Trustee providing for the administration of the Trust Fund thereunder in such form and containing such provisions as the Managers deem appropriate, including, but not by way of limitation, provisions with respect to the powers and authority of the Trustee, and the authority of the Managers to amend or terminate the trust agreement or to change the Trustee. The trust agreement is hereby incorporated into, and made part of, the Plan. Except as provided in Paragraph 10 of this Article XI, the assets of the Trust Fund shall not be used for any purpose other than for the exclusive benefit of the Members and their Beneficiaries and the payment of the reasonable expenses of administering the Plan. The Members and their Beneficiaries shall look only to the Trust Fund for payment of benefits under the Plan. The Corporation and the Participating Subsidiaries shall in no event have any obligation to pay directly any benefit due under the Plan.

          10. If a contribution to the Plan by the Corporation or a Participating Subsidiary was made (i) by a mistake of fact,
(ii) on the condition that it was deductible under Code Section 404 and the deduction is disallowed, or (iii) on the condition that the Plan qualified under Code Section 401 and the Plan does not so qualify, the contribution shall be refunded to the Corporation or the Participating Subsidiary making the contribution; provided, that in the case of a contribution described in clause (i), the refund may be made only within one
(1) year after the payment of the contribution, that in the case of a contribution described in clause (ii), the refund may be made only within one (1) year after the disallowance of the deduction has become final and may be made only to the extent that the deduction was disallowed, and that in the case of a contribution described in clause (iii), the refund may be made only within one (1) year after the date of the denial of the qualification of the Plan.

          11. Each Member shall be furnished not less than annually a statement of the Member's account balances.


ARTICLE XII.  PARTICIPATION BY SUBSIDIARY COMPANIES

          Conditional upon prior approval by the Corporation, any company that is a subsidiary of or is affiliated with the Corporation may adopt and participate in the Plan as a Participating Subsidiary. Each Participating Subsidiary shall make, execute and deliver such instruments as the Corporation and/or the Managers shall deem necessary or desirable, and shall designate the Corporation as its agent to act for it in all transactions in which the Corporation believes such agency will facilitate the administration of the Plan.


ARTICLE XIII.  MODIFICATION OR TERMINATION OF PLAN

          1. The Corporation reserves the right to modify, amend, or terminate the Plan at any time and from time-to-time, and retroactively if deemed necessary or appropriate, through action of its Board of Directors, and a Participating Subsidiary may terminate its participation in the Plan at any time by action of its board of directors. No amendment, however, shall be made which shall deprive the Members of any of the benefits of the provisions of the Plan with respect to the contributions made prior to the effective date of such amendment, nor shall any amendment be made that would effect a diversion of any of the funds contributed to purposes other than for the exclusive benefit of the Members and their Beneficiaries.

          2. The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to any other plan, unless each Member would receive a benefit immediately after the merger, consolidation or transfer (if the transferee plan then terminated) that is equal to or greater than the benefit the Member would have been entitled to receive immediately before the merger, consolidation or transfer of assets (if the Plan had then terminated).


ARTICLE XIV.  NON-ALIENATION OF BENEFITS

          Except as otherwise required by law or by a qualified domestic relations order, the right of any person to a benefit hereunder shall not be subject to alienation, assignment, attachment, garnishment, pledge, hypothecation, levy or lien of any kind and no attempt to cause such benefits to be so subjected shall be recognized by the Managers or Trustee. In the event a Member shall attempt to alienate, assign, transfer, pledge, or hypothecate any amount held by the Trustee for the Member's benefit, the Managers and/or the Trustee shall take such steps as they deem necessary to preserve such amounts for the benefit of the Member or the Member's Beneficiary.


ARTICLE XV.  MISCELLANEOUS

          1. This Plan shall not be deemed to be an employment contract between the Corporation or any Participating Subsidiary and any Member or other employee.

          2. If the Managers determine that any person entitled to benefits hereunder is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to his or her spouse, parent, brother, sister or other party deemed by the Managers to have incurred expenses for such person.

          3. Any person eligible to receive benefits hereunder shall furnish to the Managers any information or proof requested by the Managers and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or proof is received by the Managers. If any person claiming benefits under the Plan makes a false statement that is material to a claim for benefits, the Managers may offset against future payments any amount paid to such person to which such person was not entitled under the provisions of the Plan.

          4. Each Member and each Beneficiary entitled to receive a benefit under the Plan shall keep the Managers advised of his or her current address. If the Managers are unable to locate a Member or Beneficiary to whom a benefit is payable under the Plan for a period of thirty-six (36) months, commencing with the day on which such benefit first becomes payable, the total amount payable to such Member or Beneficiary shall be forfeited and shall be used to reduce future Matching Contributions; provided, that if such Member or Beneficiary to whom a benefit is payable makes a claim in writing for such benefit after the expiration of such thirty-six (36) month period, the benefit shall be reinstated. In the event of such reinstatement, payment shall be made to the Member or Beneficiary as of the first day of the month next following the expiration of thirty (30) days after the date on which the Managers receive the written claim of the Member or Beneficiary.

          5. The Corporation or any Participating Subsidiary shall have the right, to the extent permitted by law, to deduct from any payment or distribution to a Member or Beneficiary any Federal, state or local taxes of any kind required by law to be withheld.

          6. Whenever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.

           7. The Plan, its validity, interpretation and administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.


ARTICLE XVI.  TOP HEAVY PROVISIONS

          1. In the event that the Plan is determined to be top heavy (as defined in Section 2 of this Article XVI), the following provision shall apply to the Plan for any Plan Year for which the Plan is deemed to be top heavy:

               (a)  A Member who has completed three (3) years of

                    service shall have a nonforfeitable right to one hundred percent (100%) of his or her accrued benefit under the Plan.

               (b) Notwithstanding the provisions of Article IV, the employer contribution for such year for each participant who is a non-key employee shall not be less than one and eight-tenths percent (1.8%) of such participant's compensation within the meaning of Code
                    Section 415; provided, however, that such percentage shall not exceed the percentage at which contributions are made (or required to be made) under this Plan for the year for the key employee for whom such percentage is the highest for the year, taking into account so much of the key employee's total compensation for the year as does not exceed one hundred fifty thousand dollars ($150,000) (or such greater amount as may be authorized under Code Section 415).

               (c) Notwithstanding the provisions of Article IV, compensation in excess of one hundred fifty thousand dollars ($150,000) per year (or such greater amount as may be authorized under Code Section 416) may not be taken into account in computing the employer's contribution for any Member.

          2. The Plan will be deemed to be top heavy if as of the last day of the preceding Plan Year the Plan is a top heavy plan as defined in Code Section 416(g)(1)(A). Notwithstanding the preceding sentence, the Plan shall not be considered a top heavy plan for any Plan Year in which the Plan is a part of a required or permissive aggregation group (in the meaning of Code
Section 416(g)(1)(B)) which is not top heavy.

          3. Any employee, or former employee, and the beneficiary of such employee shall be deemed to be a key employee for purposes of this Article XVI if at any time during the Plan
Year or any of the four preceding Plan Years such employee, former employee or beneficiary thereof is:

               (a)  an officer of the Corporation or a
                    Participating Subsidiary (provided that no more than fifty (50) Members shall be considered as an officer for purposes of this subsection);

               (b)  one of the ten (10) Members owning (or
                    considered as owning within the meaning of Code Section 318) the largest interest in the Corporation or a Participating Subsidiary;

               (c) an owner of five percent (5%) of the stock of the Corporation or a Participating
                    Subsidiary; or

               (d) an owner of one percent (1%) of the stock of the Corporation or a Participating Subsidiary and who receives compensation within the meaning of Code Section 414(q)(7) from the Corporation or a Participating Subsidiary of more than one hundred fifty thousand dollars ($150,000) per year.

          4. For any Year in which the Plan is determined to be top heavy, Article VII, section 4, shall be applied by modifying
Code Section 415 as provided by Code Section 416(h).

          5. The Plan shall be aggregated with all other plans of the Corporation or any Participating Subsidiary in which a key employee participates or any other plan which enables the Plan to meet the requirements of Section 401(a) or Code Section 410 for the purpose of determining whether the Plan is top heavy.


ARTICLE XVII.  TRANSFERS TO OTHER PLANS OF THE CORPORATION

          A Member who becomes eligible to participate in another
Section 401(k) plan of the Corporation or of a subsidiary or affiliated company of the Corporation may be allowed to transfer as a direct transfer his or her Basic Contributions Account, Matching Contributions Account, After-Tax Contributions Account, and Rollover Contributions Account to the Section 401(k) plan of the Corporation or subsidiary or affiliated company if the Managers determine that the Section 401(k) plan of the Corporation or of its subsidiary or affiliate is comparable to this Plan.